EXHIBIT 10.4

SENDTEC ACQUISITION CORP.

INVESTOR RIGHTS AGREEMENT

Dated as of October 31, 2005

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TABLE OF CONTENTS

                                                                                                                                                                            Page

7.4	Governing Law; Venue	12
7.5	Counterparts	12
7.6	Titles and Subtitles	12
7.7	Notices	12
7.8	Expenses	13
7.9	Amendments and Waivers	13
7.10	Severability	13
7.11	Entire Agreement	13
SCHEDULE A	Schedule of Stockholders

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SENDTEC ACQUISITION CORP.

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of October 31, 2005 by and among SendTec Acquisition Corp., a Delaware corporation (“STAC”), RelationServe Media, Inc., a Delaware corporation (“RSVM”), and the individuals listed on Schedule A hereto (collectively, “STAC Management” and together with RSVM, the “Common Holders”) and the preferred holders listed on Schedule A hereto (each a “Preferred Holder” and collectively the “Preferred Holders”). The Preferred Holders, RSVM and STAC Management are herein referred to as the Stockholders.

STAC, RSVM and the Preferred Holders, together with other purchasers identified therein, are parties to the Securities Purchase Agreement dated October 31, 2005 (the “Securities Purchase Agreement”) pursuant to which STAC has issued and sold, and the Preferred Holders have purchased Senior Secured Convertible Debentures of STAC and shares of Series A Redeemable Preferred Stock of STAC and the other purchasers have purchased Senior Secured Convertible Debentures of STAC. The obligations of the parties under the Securities Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Preferred Holders, STAC, STAC Management and RSVM.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Securities Purchase Agreement, and (b) the following terms have the meanings indicated in this Section 1.1.

“Act” means the Securities Act of 1933, as amended.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Preferred Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Preferred Holder will be deemed to be an Affiliate of such Preferred Holder.

“Charter” means the Amended and Restated Certificate of Incorporation of STAC filed with the Secretary of State of the State of Delaware on October 28, 2005, as thereafter amended.

“Commission” means the Securities and Exchange Commission.

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“Common Stock” means the Common Stock, par value $0.001 per share, of STAC.

“Debentures” means the Senior Secured Convertible Debentures due, subject to the terms therein, on October 30, 2009, issued by STAC.

“Initial Public Offering” means the first firm commitment underwritten public offering of securities of STAC pursuant to an effective registration statement under the Act lead by a nationally recognized investment bank (other than a registration statement relating either to the sale of securities to employees of STAC pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction).

“Lehman Purchaser” means LB I Group Inc.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Redeemable Preferred Stock” means the Series A Redeemable Preferred Stock of STAC issued to the Preferred Holders pursuant to the Securities Purchase Agreement.

“Required Preferred Holders” means Preferred Holders holding a majority of the shares of Redeemable Preferred Stock outstanding; provided, however, that so long as the Lehman Purchaser shall own Redeemable Preferred Stock, it shall be a “Required Preferred Holder” for all purposes of this Agreement.

2.	Covenants of STAC.
	2.1	Delivery of Financial Statements. STAC shall deliver to the Stockholders:

(a)            as soon as practicable, but in any event within 90 days after the end of each fiscal year of STAC, an income statement for such fiscal year, a balance sheet of STAC and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by STAC, and an unqualified (except for contingent liabilities) certified audit report from STAC’s auditors;

(b)            as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of STAC, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c)            within 30 days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(d)            as soon as practicable, but in any event at least 30 days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly

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basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by STAC;

(e)            with respect to the financial statements called for in Sections 2.1(b) and 2.1(c), an instrument executed by the Chief Financial Officer or President of STAC certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes and year-end adjustments that may be required by GAAP) and fairly present the financial condition of STAC and its results of operation for the period specified, subject to year-end audit adjustment; and

(f)             such other information relating to the financial condition, business, prospects or corporate affairs of STAC as such Stockholder may from time to time reasonably request, or promptly after transmission or occurrence (but in any event within 10 days), other reports, including any non-routine communications with stockholders or the financial community, STAC’s accountants and business consultants, governmental agencies and authorities, any reports filed by STAC or its officers, directors and representatives with any securities exchange or the Commission and notice of any event that would have a significant effect on STAC’s business prospects or financial condition or on the Preferred Holders’ investments, provided, however, that STAC shall not be obligated under this Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information, and provided further that STAC may require the Preferred Holder to execute a confidentiality and nondisclosure agreement prior to disclosure of any such information.

2.2	Inspection.

STAC shall permit each Preferred Holder, at such Preferred Holder’s expense, to visit and inspect STAC’s properties, to examine its books of account and records and to discuss STAC’s affairs, finances and accounts with its officers, all at such reasonable times as may be reasonably requested by the Preferred Holder; provided, however, that STAC shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information, and provided further that STAC may require the Preferred Holder to execute a confidentiality and nondisclosure agreement prior to any such visit and inspection.

2.3	Liquidity Event.

(a)            If by November 30, 2006, the Consolidation (as defined in the Securities Purchase Agreement) has not been effected, STAC shall use its best efforts to effect either an Initial Public Offering, a private sale of STAC or a recapitalization of the Debentures and Redeemable Preferred Stock (the “Liquidity Event”) within the six-month period thereafter.

(b)            STAC shall promptly retain a nationally recognized investment bank (the “Bank”) acceptable to the Required Preferred Holders that will coordinate and help supervise STAC’s preparation for the Liquidity Event. Once selected, STAC will instruct the Bank promptly to take all necessary actions to solicit offers for a Liquidity Event from persons who are not Affiliates of STAC and to present to STAC and Preferred Holders all bona fide offers (in the reasonable judgment of the Bank) received as part of the solicitation for the Liquidity Event. The reasonable fees and expenses of the Bank will be borne by STAC.

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(c)            In furtherance of the Liquidity Event, STAC and the Stockholders will cooperate with the Bank and all potential purchasers in all commercially reasonable respects (subject to the last sentence of this Section 2.3(c)), including, without limitation, (i) cooperating in the preparation of materials to be distributed to potential purchasers, which materials will include appropriate and customary descriptions and financial information concerning STAC and its business, (ii) permitting customary “due diligence” reviews of STAC and its books, business and assets and (iii) upon reasonable notice, making appropriate employees and independent accountants available at reasonable times and intervals, without disruption to the normal day-to-day operations of STAC, to answer questions of potential purchasers and their advisors. In connection with the Liquidity Event, customary confidentiality agreements will be obtained from all potential purchasers.

3.	Prohibited Transfers and Certain Rights of First Offer.

(a)            Neither RSVM nor any member of STAC Management may sell, assign, transfer, give, pledge, hypothecate, mortgage, encumber or dispose of any shares of Common Stock then owned by them without the prior written consent of the Required Preferred Holders. Notwithstanding the foregoing,

(i)             members of STAC Management may sell or transfer shares of Common Stock (1) to a family member or trust for the benefit of such member or family member or in connection with estate planning, provided such permitted transferee agrees in writing to be bound by the terms of this Agreement applicable to such member of STAC Management, or (2) to STAC pursuant to a repurchase right or right of first refusal held by STAC; and

(ii)           a Common Holder may sell or transfer shares of Common Stock in connection with the consolidation or merger of STAC with or into any other business entity pursuant to which stockholders of STAC prior to such consolidation or merger hold more than 50% of the voting equity of the surviving or resulting entity.

(b)            No Preferred Holder may sell, assign, transfer, give, pledge, hypothecate, mortgage, encumber or dispose of all or any of its shares of Redeemable Preferred Stock at a price in excess of the Series A Preferential Amount (as defined in STAC’s Charter).

(c)            Subject to the terms and conditions specified in this Section 3(c), if any Preferred Holder (the “Offering Holder”) proposes to sell all or a portion of its shares of Redeemable Preferred Stock (the “Offered Shares”), the Offering Holder shall first offer the Offered Shares to each other Purchaser in accordance with the following provisions:

(i)             The Offering Holder shall deliver a notice in accordance with Section 7.7 (the “Offer Notice”) to the other Preferred Holders stating its bona fide intention to offer the Offered Shares and the terms thereof.

(ii)           By written notification received by the Offering Holder within ten business days after receipt of the Offer Notice, a Preferred Holder may elect to purchase or obtain, on the terms specified in the Offer Notice, up to that portion of Offered Shares that equals the proportion that the number of shares of Redeemable Preferred Stock

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owned by such Preferred Holder bears to the total number of shares of Redeemable Preferred Stock of STAC then outstanding.

(iii)          If the Preferred Holders do not offer to purchase all of the Offered Shares offered by the Offering Holder, the Offering Holder may, during the 90-day period following the expiration of the period provided in Section 3(c)(ii) hereof, sell all but not less than all of the Offered Shares to any person or persons upon terms no more favorable to the offeree than those specified in the Offer Notice. If the Offering Holder does not enter into an agreement for the sale of the Offered Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and the Offered Shares shall not be offered unless first reoffered to the other Preferred Holders in accordance herewith.

(d)            STAC will not (i) permit any transfer on its books of any securities that have been sold in violation of any of the provisions set forth in this Agreement or (ii) treat as the owner of such securities, or accord the right to vote as an owner or pay dividends to any transferee to whom such securities have been sold in violation of any of the provisions set forth in this Agreement.

4.	Drag Along Rights.
	4.1	Sale Proposal.

If, at any time prior to STAC’s Initial Public Offering, except as may be limited by law, a proposal for a sale of all or substantially all of STAC’s securities to, or a merger with or into a person that is not directly or indirectly an affiliate of STAC or of any stockholder, for a specified price payable in cash, securities or any other consideration and on specified terms and conditions (a “Sale Proposal”), has been approved by (x) the Board of Directors of STAC, (y) the holders of a sufficient percentage of the outstanding voting stock of STAC required to approve a Sale Proposal under STAC’s Charter and the General Corporation Law of the State of Delaware and (z) the holders of a sufficient percentage of the Redeemable Preferred Stock required to approve the Sale Proposal under the Charter, then the parties hereto who so approved the Sale Proposal (the “Approving Stockholders”) may require all of the parties hereto who are not Approving Stockholders (“Remaining Stockholders”) to sell all of the capital stock of STAC held by them to the party or parties whose Sale Proposal was accepted as hereinabove provided, for the same per share consideration (equitably adjusted to take into account the exercise price of any options or warrants) and otherwise on the terms and conditions provided in this Section 4.

4.2	Compelled Sale Notice.

STAC, if instructed in writing by the Approving Stockholders, will send written notice (the “Compelled Sale Notice”) of the exercise of the rights of the Approving Stockholders pursuant to this Section 6 to each of the Remaining Stockholders setting forth the consideration per share to be paid pursuant to the Sale Proposal and the other terms and conditions of the transaction. Each Remaining Stockholder, upon receipt of the Compelled Sale Notice, will be obligated to (i) vote its shares in favor of such Sale Proposal at any meeting of stockholders in STAC called to vote on or approve such Sale Proposal, (ii) sell all of its capital stock of STAC and participate in the transaction (the “Compelled Sale”) contemplated by the Sale Proposal and

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(iii) otherwise take all necessary action, including, without limitation, expressly waiving any dissenter’s rights or rights of appraisal or similar rights, providing access to documents and records of STAC, entering into an agreement reflecting the terms of the Sale Proposal, surrendering stock certificates, giving any customary and reasonable representations and warranties given by other stockholders and executing and delivering any certificates or other documents, reasonably requested by the Approving Stockholders and their counsel, to cause STAC and the Approving Stockholders to consummate such Compelled Sale. Any such Compelled Sale Notice may be rescinded by the Approving Stockholders by delivering written notice thereof to all of the Remaining Stockholders.

4.3	Conditions to Compelled Sale.

The obligations of stockholders pursuant to Section 4.1 and Section 4.2 are subject to the satisfaction of the following conditions:

(a)            In the event that stockholders are required to provide any representations, warranties or indemnities in connection with the Compelled Sale (other than representations, warranties and indemnities concerning each stockholder’s valid ownership of its shares of capital stock of STAC, free of all liens and encumbrances (other than those arising under applicable securities laws), and each stockholder’s authority, power and right to enter into and consummate the Compelled Sale without violating any other agreement), then, each stockholder (i) will not be liable for more than its pro rata share (based upon the consideration received) of any liability for misrepresentation, breach of warranty or indemnity, (ii) such liability will not exceed the total purchase price received by such stockholder for its shares of capital stock of STAC and (iii) such liability will be satisfied solely out of any funds escrowed for such purpose.

(b)            Upon the consummation of the Compelled Sale, each of the stockholders will receive the same proportion of the aggregate consideration from such Compelled Sale as such stockholder would have received if such aggregate consideration had been distributed by STAC in connection with a liquidation or sale of all or substantially all the assets of STAC pursuant to its Charter as in effect immediately prior to such Compelled Sale (giving effect to applicable orders of priority and/or the right and option of holders of any shares of convertible, exchangeable or exercisable securities to convert, exchange or exercise any such securities in connection with such Compelled Sale to the extent such shares are so converted, exchanged or exercised).

(c)            No Preferred Holder will be required to agree to any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to a Compelled Sale of STAC.

5.	Voting.
	5.1	Agreement to Vote.

Each Stockholder, as a holder of Redeemable Preferred Stock and/or Common Stock, hereby agrees on behalf of itself and any transferee or assignee of any such shares to hold all of such shares and any other voting securities of STAC acquired by such Stockholder in the future

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(and any other securities of STAC issued with respect to, upon conversion of, or in exchange or substitution for any of the foregoing), (hereinafter collectively referred to as the “Voting Shares”) subject to, and to vote the Voting Shares at regular or special meetings of stockholders and/or give written consent with respect to such Voting Shares in accordance with, the provisions of this Agreement.

5.2	Board Size.

The holders of the Voting Shares will vote at regular or special meetings of stockholders, and give written consent with respect to, such Voting Shares that they own (or as to which they have voting power) to ensure that the size of the Board of Directors shall be set and remain at five directors.

5.3	Election of Directors.

On all matters relating to the election of one or more directors of STAC, each of the holders of the Voting Shares will vote at regular or special meetings of stockholders and give written consent with respect to, such number of shares of Voting Shares then owned by them (or as to which they have voting power) as may be necessary to elect the following individuals to the Board of Directors:

(i)             two representatives designated by the Required Preferred Holders;

(ii)	one representative designated by the Lehman Purchaser;

(iii)          one representative designated by STAC Management, who shall initially be Paul Soltoff; and

(iv)          one representative who is not then an officer or employee of STAC and is designated with the approval, which shall not be unreasonably withheld, of the Lehman Purchaser and RSVM.

If the Board of Directors maintains a management committee, a compensation committee or an audit committee, a director nominated pursuant to Section 5.3(ii) and Section 5.3(iii) will be entitled to be a member of each such committee.

5.4	Removal; Vacancies.

On all matters relating to the removal of one or more directors of STAC, each Stockholder will vote at regular or special meetings of stockholders and/or give written consent with respect to, such number of shares of Voting Shares then owned by them (or as to which they then have voting power), on an as-converted basis, if applicable, voting as a single class, as may be necessary to remove from the Board of Directors any director selected for removal by a majority of the voting power of the stockholders entitled to elect such director pursuant to Section 5.3. Any vacancy created by such removal or by death, disability, or resignation, will be filled pursuant to Section 5.3. No director elected pursuant to Section 5.3 may be removed without the vote of a majority of the voting power of the stockholders entitled to elect such director pursuant to Section 5.3. In the event that the party or parties entitled to nominate a

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director to fill such vacancy fails to so nominate, the vacancy will be filled by the vote of a majority of the Voting Shares, voting as a single class.

Any director may be removed “for cause” with the affirmative vote of a majority of the voting power of the Voting Shares, voting as a single class.

5.5	No Liability for Election of Recommended Directors.

Neither STAC, the Stockholders, nor any officer, director, stockholder or stockholder, partner, employee or agent of such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

5.6	Grant of Proxy; Restrictions in Other Agreements.

(a)            Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies will be deemed coupled with an interest and are irrevocable for the term of this Agreement.

(b)            No Stockholder may enter into any agreement or arrangement with any person with respect to the Redeemable Preferred Stock or the Common Stock on terms inconsistent with the provisions of this Agreement.

5.7	Restrictions on Certain Corporate Actions.

(a)            So long as any shares of Redeemable Preferred Stock are outstanding, STAC will not without first obtaining the approval of the Required Preferred Holders:

(i)             amend, supplement, modify, terminate or waive any provision of STAC’s Charter or Bylaws, or any other agreement entered into with respect to the capital stock or equity securities of STAC;

(ii)           authorize, create or modify any of the terms of any of the classes of STAC’s securities including the Redeemable Preferred Stock;

(iii)          authorize, create or issue, or obligate itself to issue, any other equity security, including any other security (equity or non-equity) convertible into or exercisable or exchangeable for any equity security having a preference over, or being on a parity with, Series A Redeemable Preferred Stock with respect to dividends, liquidation, redemption or voting;

(iv)          declare or pay any dividends or make any distributions upon any of its capital stock or other equity securities;

(v)            redeem, purchase or otherwise acquire or repurchase any of STAC’s capital stock or other equity securities, except in connection with the Consolidation, as described in the Securities Purchase Agreement; provided, however, that this restriction does not

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apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for STAC or any subsidiary pursuant to agreements under which STAC has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or other provision of services to STAC;

(vi)          incur any liabilities, obligations, including guarantees, or indebtedness in excess of $150,000 individually, or if individually less than $150,000, in excess of $300,000 in the aggregate;

(vii)         issue any notes or debt securities containing equity features, or any capital stock or other equity securities;

(viii)       permit to exist any Lien on any property of STAC with a value in excess of $100,000;

(ix)          effect any merger, consolidation or reorganization of STAC with or into any other entity, or sell all or substantially all of STAC’s assets, in each case other than in connection with a Liquidity Event;

(x)            acquire or dispose of, in a single transaction or a series of transactions, any business or assets with an aggregate value in excess of $500,000;

(xi)          effect any liquidation, dissolutions, bankruptcy or winding up of STAC or effect any reorganization of STAC into a partnership, limited liability company or other non-corporate entity which is treated as a partnership for federal income tax purposes;

(xii)         set the annual compensation of the chief executive officer, president and chief financial officer of STAC;

(xiii)       appoint or dismiss the chief executive officer, president or chief financial officer of STAC;

(xiv)       make investments in, acquire any stock, assets or the business of or enter into any joint venture;

(xv)         effect a material change to the accounting or other reporting policies of STAC, or appoint or dismiss STAC’s independent auditing firm;

(xvi)	materially alter or change the lines of business of STAC;

(xvii)      enter into any material agreement, transaction, commitment or arrangement with any of its officers, directors, senior executives, principal stockholders or affiliates, unless such arrangement is in the ordinary course of STAC’s business and is at arm’s length;

(xviii)     adopt the annual operating budget of STAC or make any material alteration thereto;

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(xix)       adopt the annual capital spending plan of STAC or make any material alteration thereto;

	(xx)	increase or decrease the size of the Board of Directors; and
	(xxi)	any other acts requiring a protective stockholder vote.
5.8	Manner of Voting.

The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.

6.	Additional Company Covenants.
	6.1	Key Person Life Insurance.

Within 60 days after the date hereof, STAC will use its best efforts to obtain key person life insurance with an insurer rated at least AA or better in the most recent addition of A.M. Best’s “Best’s Insurance Reports” in the amount of $5 million on the life of Paul Soltoff and to keep such insurance in full force and effect for so long as any Debentures remain outstanding. STAC shall be the sole beneficiary of such policy.

6.2	Directors’ and Officers’ Liability Insurance.

Within 60 days after the Closing Date, STAC will obtain directors’ and officers’ liability insurance with an insurer rated at least AA or better in the most recent addition of A.M. Best’s “Best Insurance Reports” in the amount of $4 million.

6.3	Observer Rights.

For so long as the Lehman Purchaser owns any shares of Redeemable Preferred Stock, it will have the right to designate one person to be an observer at any Board of Directors meeting, which observer is in addition to its right to designate a member of the Board of Directors as provided in Section 5.3(ii). The observer will be entitled to participate fully in all discussions among directors (but not entitled to vote) at such meetings, and to receive all notices of meetings and other materials (including minutes) provided to the directors of STAC, subject to any restrictions under applicable law and to confidentiality considerations.

6.4	Proprietary Information and Inventions Agreements.

STAC shall require all employees and consultants to enter into STAC’s standard form of proprietary information and inventions agreement.

6.5	Board of Directors.

The Board of Directors shall meet at least four times per year, unless otherwise approved by a majority of the non-employee members of the Board of Directors.

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6.6	Notice of Litigation.

For so long as any Debentures or shares of Redeemable Preferred Stock remain outstanding, STAC shall provide notice to the Preferred Holders promptly upon the filing of any material action, suit or proceeding by or against STAC.

6.7	No Investment Company.

STAC shall not become an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. In the event STAC breaches the foregoing, STAC shall forthwith notify the Preferred Holders and shall take immediate corrective action to remedy such breach.

6.8	Termination of Certain Covenants.

The covenants set forth in this Section 6 shall terminate and be of no further force or effect upon the consummation of a Qualified Public Offering or at such time as STAC is required to file reports pursuant to Section 13 or 15(d) of the 1934 Act.

7.	Miscellaneous.
	7.1	Termination.

This Agreement will terminate on the “Consolidation Date” as defined in Section 1.1 of the Securities Purchase Agreement. This Agreement shall also terminate and be of no further force or effect upon the consummation of a transaction or series of related transactions that are deemed to be a liquidation, dissolution or winding up of STAC pursuant to STAC’s Charter.

7.2	Specific Enforcement.

Each party hereto agrees that its obligations hereunder are necessary and reasonable in order to protect the other parties to this Agreement, and each party expressly agrees and understands that monetary damages would inadequately compensate an injured party for the breach of this Agreement by any party, that this Agreement will be specifically enforceable, and that, in addition to any other remedies that may be available at law, in equity or otherwise, any breach or threatened breach of this Agreement will be the proper subject of a temporary or permanent injunction or restraining order, without the necessity of proving actual damages. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

7.3	Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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7.4	Governing Law; Venue.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined with the provisions of the Securities Purchase Agreement.

7.5	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.6	Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.7	Notices.

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via confirmed facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached to the Securities Purchase Agreement. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 7.7 by giving the other party written notice of the new address in the manner set forth above.

7.8	Expenses.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.9	Amendments and Waivers.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of STAC and the Required Preferred Holders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each of the Stockholders of STAC.

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7.10	Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.11	Entire Agreement.

This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SENDTEC ACQUISITION CORP.	Address for Notice:
By:__________________________________________ Name: Title:	877 Executive Center Drive West Suite 300 St. Petersburg, FL 33702 Fax: 727-576-7790
RELATIONSERVE MEDIA, INC.	Address for Notice:
By:__________________________________________ Name: Title:	8700 North Andrews Avenue, 2nd Floor Fort Lauderdale, FL 33309 Fax: 954-202-6002

SIGNATURE PAGE TO THE
INVESTOR RIGHTS AGREEMENT

PREFERRED HOLDER:

[NAME OF PREFERRED HOLDER]

By:__________________________________________

Name:________________________________________

Title:________________________________________

Address:   [NAME OF PREFERRED HOLDER]

_________________________________________

_________________________________________

_________________________________________

Facsimile:_________________________________________

Taxpayer ID:_______________________________________

SIGNATURE PAGE TO THE
INVESTOR RIGHTS AGREEMENT

Tom Alison

Irv Brechner

Donald Gould

Harry Greene

Steve Morvay

Eric Obeck

Paul Soltoff

SIGNATURE PAGE TO THE
INVESTOR RIGHTS AGREEMENT